UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2008

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA (Address of principal executive offices)	92008 (Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.
On December 18, 2008, Dot Hill Systems Corp. (“Dot Hill” or the “Company”) entered into an Amended and Restated Employment Agreement (the “CEO Agreement”) with Dana W. Kammersgard, the Company’s President and Chief Executive Officer (the “CEO”), and an Employment Agreement (the “CFO Agreement”, together with the CEO Agreement, the “Executive Agreements”) with Hanif I. Jamal, the Company’s Senior Vice President and Chief Financial Officer (the “CFO”). The CEO Agreement replaces and supersedes the Employment Agreement and Change of Control Agreement entered into with Mr. Kammersgard on August 2, 1999 and April 6, 2006, respectively (the “Prior Agreements”), and the CFO Agreement replaces and supersedes the Change of Control Agreement entered into with Mr. Jamal on July 14, 2006.
The Prior Agreements are being replaced by the CEO Agreement primarily to address changes in the tax laws, including changes governing nonqualified deferred compensation arrangements (such as severance arrangements) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The CEO Agreement provides that any payments and benefits pursuant to the CEO Agreement (“Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence following termination of employment unless and until the CEO has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be paid without causing the CEO to incur the additional 20% tax under Section 409A. However, if the Company (or a successor) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the CEO is, upon termination, a “specified employee” of the Company or any successor entity thereto (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), then the timing of payment by the Company of Severance Benefits may be delayed solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A.
Additionally, under the CEO Agreement and consistent with the CEO’s current compensation, the CEO remains entitled to an annual base salary of $367,500 and is eligible to receive, subject to approval by Dot Hill’s Compensation Committee, an annual bonus pursuant to Dot Hill’s Executive Compensation Plan. Also consistent with the CEO’s current severance benefits, if the CEO is terminated without cause or terminates his employment for good reason prior to the effective date of a change in control, then the CEO is entitled to a single lump sum cash payment equal to 100% of the CEO’s then current base salary. If the CEO continues his employment through the effective date of a change in control, then the CEO is entitled to a single lump sum cash payment equal to 125% of the CEO’s annual base salary in effect immediately prior to the change in control (the “Change in Control Bonus”). If the CEO is terminated following the effective date of a change in control, then the CEO is entitled to a single lump sum cash payment equal to 100% of the CEO’s annual base salary in effect at the time of termination, less any Change in Control Bonus paid to the CEO and provided that the CEO’s annual base salary at the time of termination exceeds the CEO’s annual base salary in effect immediately prior to the change in control by at least 25%. Further, in the event the CEO continues his employment through the effective date of a change in control, all unvested equity awards granted to the CEO will accelerate in full. In the event the CEO’s employment is terminated, other than for death or complete disability, the Company has the right to retain the CEO as a consultant during the twelve months following his termination (the “Consulting Period”), for a period of up to twelve days during such Consulting Period. In exchange for the CEO’s availability during the Consulting Period, the CEO is entitled to a cash payment equal to 25% of his annual base salary at the time of termination, payable in four equal quarterly installments commencing within five days of his termination.
Under the CFO Agreement and consistent with the CFO’s current compensation, the CFO is entitled to an annual base salary of $270,000 and is eligible to receive, subject to approval by Dot Hill’s Compensation Committee, an annual bonus pursuant to Dot Hill’s Executive Compensation Plan. If the CFO continues his employment through the effective date of a change in control, then the CFO is entitled to a single lump sum cash payment equal to 125% of the CFO’s annual base salary in effect immediately prior to the change in control and all unvested equity awards granted to the CFO will accelerate in full.
The foregoing description of the Executive Agreements is a summary only and is qualified in its entirety by reference to the Executive Agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Amended and Restated Employment Agreement between Dot Hill Systems Corp. and Dana Kammersgard, effective as of December 18, 2008.

10.2	Employment Agreement between Dot Hill Systems Corp. and Hanif I. Jamal, effective as of December 18, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President and Chief Financial Officer

Date: December 24, 2008

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Dot Hill Systems Corp. and Dana Kammersgard, effective as of December 18, 2008.

10.2	Employment Agreement between Dot Hill Systems Corp. and Hanif I. Jamal, effective as of December 18, 2008.